AMENDMENT TO EMPLOYMENT AGREEMENT



           That certain Employment Agreement by and between GBC Bancorp, General Bank and Li-Pei Wu dated February 19, 1998
("Employment Agreement") is hereby amended, effective as of January 1, 1998, in the following particulars only:

            Paragraph 2.4 of the Employment Agreement and
Exhibit "A" to the Employment Agreement are hereby amended in their entirety to read as follows:

            "2.4 Stock Option: Executive's Non-Qualified Stock Option Agreement dated December 19, 1991 and Contingency Stock Option Agreement dated July 8, 1988 shall remain in full force and effect under this Agreement as fully as though the Prior Agreement were still in full force and effect. Subject to the approval of the shareholders of GBC of a new stock option plan to be adopted by GBC in 1999, GBC hereby agrees to grant Executive, on December 19, 2001, a nonqualified stock option under the foregoing plan to purchase such number of shares of GBC common stock at the price and on such conditions as set forth in a summary of material terms, a copy of which is attached hereto as Exhibit "A". The Board of GBC further agrees to unanimously recommend the new stock option plan to the shareholders of GBC at the annual meeting of shareholders in 1999. In the event that such plan is not approved by the shareholders of GBC at such time, this Paragraph 2.4 shall be deemed to be null and void ab initio."

          Exhibit "B" to the Employment Agreement is hereby deleted and Paragraph 2.5 of the Employment Agreement is amended in its entirety to read as follows:

            "2.5 Stock Retention Program: Commencing with the fiscal year ending December 31, 1999, Executive may elect, in his sole discretion, to receive up to one-half (1/2) of his incentive compensation payable pursuant to Paragraph 2.2 hereof for any fiscal year in shares of GBC common stock.
   In such event, Executive shall be entitled to receive shares of GBC common stock equal in value, determined as of the date of Executive's election ("Election Date"), to the one-half (1/2) portion of the cash award for which Executive has elected to receive GBC common stock and which otherwise would have been payable in cash to Executive. In addition and without regard to the maximum dollar limitation provided in subparagraph 2.2c. hereof, Executive shall also be awarded a vested, deferred contractual right to receive on the second (2nd) anniversary of the Election Date (which right in the event of Executive's death shall inure to the benefit of his heirs) additional such shares in an amount equal in value to fifty percent (50%) in value, determined as of the Election Date, of the portion of the cash award for which Executive has chosen to receive GBC common stock (plus an additional number of such shares in an amount equal in value, determined on the date of such deferred stock grant, to the value of the dividends that would have been paid during the two-year deferral period on such additional shares had they been granted on the Election Date). GBC shall award to Executive each fiscal year during the initial three (3) years of his employment hereunder, a vested, deferred contractual right to receive one (1) share of GBC common stock for every twenty (20) (i) shares of GBC common stock, acquired by Executive solely through exercise of his Non-Qualified Stock Option and/or pursuant to this Paragraph 2.5 (but excluding shares acquired under Executive's Contingency Stock Option and shares for which Executive has a vested, deferred contractual right to receive pursuant to this Paragraph 2.5) and/or (ii) vested option shares under Executive's Non-Qualified Stock Option (even though not yet exercised by Executive), which Executive holds during the full term of such year. The total of such shares to be received by Executive pursuant to the immediately preceding sentence, shall not, in the aggregate, exceed 50,000. An equitable adjustment to the foregoing 50,000 limit and/or any award of a contractual right pursuant to this Paragraph 2.5 to receive additional shares of GBC common stock shall be made by the Board of GBC upon changes in GBC common stock through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise. Executive (or his heirs in the event of Executive's death) shall be granted such additional shares on the fifth (5th) anniversary of the first (1st) day of January following the year with respect to which the contractual right to receive the additional shares is awarded (plus an additional number of such shares in an amount equal in value, determined on the date of such deferred stock grant, to the value of dividends, if any, that would have been paid on the additional shares during the five (5)-year deferral period). Subject to the requirement for advance shareholder approval provided in Paragraph 20 hereof, any award hereunder to Executive of a contractual right to receive additional shares of GBC common stock shall constitute an unconditional obligation of GBC to Executive."

        The final sentence of Paragraph 9.4 of the Employment
Agreement is amended in its entirety to read as follows:

              "In the event of Executive's failure to comply with the foregoing noncompetition covenant, the option granted to Executive pursuant to Paragraph 2.4 (as modified by this Amendment) hereof (or if not yet granted, Executive's right to receive such option), to the extent not yet exercised by Executive, shall immediately expire and terminate on the date of Executive's failure to so comply and Executive shall no longer be entitled to the retirement benefit (to the extent not yet paid to Executive) and the continued use of an office and automobile, as provided in this Paragraph 9.


      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth below.


         "EXECUTIVE"                        GBC BANCORP


       s/Li-Pei Wu                        By: s/  Peter Wu
         -------------                        ------------

     Date:  03-19-1998                  Date:     03-19-1998
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                                            GENERAL BANK


                                           By: s/Peter Wu
                                               -----------

                                          Date: 03-19-1998
                                                ----------



                              EXHIBIT "A"

          Summary of Material Terms of Nonqualified Stock Option
                     to be Granted Pursuant to Paragraph 2.4


Grant Date:              December 19, 2001; provided
                         that Mr. Li-Pei Wu continues in the
                         employ of GBC Bancorp through such date.

Number of Option Shares: Equal to the aggregate of the number of shares of GBC Bancorp common stock as
                         are (i) covered by the unexercised
                         portion of Mr. Wu's December 19, 1991
                         Non-Qualified Stock Option as of
                         December 31, 2000 and/or (ii) acquired
                         upon exercise of such Option and held by Mr. Wu through December 31, 2000. The maximum number of option shares that may be granted will not exceed 240,000.

Per Share Option Price:  Equal to per share fair market value of
                         GBC Bancorp common stock on Grant Date.

Expiration Date:         December 31, 2007

Vesting:                 Full and immediate as of Grant Date.

Exercise Period Upon     3 months from termination date.
Termination of Employment
Prior to December 31, 2002:

Exercise Period Upon     5 years from termination date; provided
Termination of           that such extended exercise period shall
Employment, Without      cease immediately upon Mr. Wu's failure
Cause, on Dec. 31, 2002: to comply with the noncompetition
                         covenant set forth in Paragraph 9.4 of
                         the Employment Agreement.

Exercise Period Upon     With respect to the unexercised portion
Mr. Wu's Death or        of his nonqualified stock option, 1 year
Disability:              from Mr. Wu's death or
                         disability (whichever is applicable) or
                         Expiration  Date, whichever is earlier.

Equitable Adjustment:    In the event of any changes in GBC
                         Bancorp common stock occurring after the date of this Amendment, which are due to a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made by the Board of Directors in the number and kind of shares as to which the nonqualified stock option may be granted. If the option has been granted prior to such change in GBC
                         Bancorp common stock, a corresponding
                         adjustment changing the number or kind
                         of shares and the exercise price per
                         share shall be made to the unexercised
                         option shares.